UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                               AMENDMENT NO. 3 TO
                                  SCHEDULE 13G



                      FOR THE YEAR ENDED DECEMBER 31, 1996
                      ------------------------------------


                    Under the Securities Exchange Act of 1934



                               STATE BANCORP, INC.
                               -------------------
                                (Name of Issuer)


                                  COMMON STOCK
                                  ------------
                         (Title of Class of Securities)


                                 855716 - 10 - 6
                                 ---------------
                                  (CUSIP Number)



Check the following box if a fee is being paid with this statement ( )(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securites described in item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).


                                Page 1 of 4 pages

 CUSIP  NO.  855716 - 10 - 6           13 G               PAGE  1  OF  1  PAGE
 ---------------------------           ----               --------------------


 -----------------------------------------------------------------------------
 1.       NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          STATE BANCORP, INC. EMPLOYEE STOCK OWNERSHIP PLAN
          11 - 3223168

 -----------------------------------------------------------------------------
 2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (a)          (b)
             -------      -------

 -----------------------------------------------------------------------------
 3.       SEC USE ONLY


 -----------------------------------------------------------------------------
 4.       CITIZENSHIP OR PLACE OF ORGANIZATION

          NEW HYDE PARK,  N.Y.

 -----------------------------------------------------------------------------


 -----------------------------------------------------------------------------
 NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

          ----------------------------------------
          5.         SOLE VOTING POWER

                         87,165
          ----------------------------------------
          6.         SHARED VOTING POWER

                        375,786
          ----------------------------------------
          7.         SOLE DISPOSITIVE POWER

                        462,951
          ----------------------------------------
          8.         SHARED DISPOSITIVE POWER

                              0
          ----------------------------------------

  -----------------------------------------------------------------------------


  -----------------------------------------------------------------------------
  9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              462,951

  -----------------------------------------------------------------------------
 10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                 X
               -----

  -----------------------------------------------------------------------------
 11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               9.08%

  -----------------------------------------------------------------------------
 12.       TYPE OF REPORTING PERSON

               EP

  -----------------------------------------------------------------------------

                                Page 2 of 4 pages

 SCHEDULE 13G
 ------------

 Item 1.
  (a)  Name of Issuer - State Bancorp, Inc.
  (b)  Address of Issuer's Principal Executive Offices - 699 Hillside Avenue
                                                         New Hyde Park, NY 11040

 Item 2.
  (a)  Name of Person Filing - State Bancorp, Inc. Employee Stock Ownership Plan
  (b)  Address of Principal Business Office - 699 Hillside Avenue
                                              New Hyde Park, NY 11040
  (c)  Place of Organization - New York State
  (d)  Title of Class of Securities - Common Stock
  (e)  CUSIP Number -  855716-10-6


 Item 3. - If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

     (f) X Employee Benefit Plan, Pension Fund which is subject to the --- provisions of the Employment Income Security Act of 1974 or
             Endowment Fund


 Item 4.  -  Ownership
  (a)      Amount  Beneficially  Owned - 462,951  shares
  (b)      Percent of Class - 9.08%
  (c)(i)   sole  power to vote or  direct  the vote - 87,165  shares
  (c)(ii)  shared  power to vote or direct the vote - 375,786 shares
  (c)(iii) sole power to dispose or to direct the disposition of -462,951 shares
  (c)(iv)  shared  power to dispose or to direct the disposition of - 0 shares


 Item 5.
           DOES NOT APPLY


 Item 6.
           DOES NOT APPLY


                                Page 3 of 4 pages

 SCHEDULE 13G
 ------------

 Item 7.
            DOES NOT APPLY


 Item 8.
            DOES NOT APPLY


 Item 9.
            DOES NOT APPLY


 Item 10.  -  Certification

     By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                             SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                  JANUARY 20, 1997
                                  ----------------
                                  DATE


                                  s/THOMAS F. GOLDRICK, JR.
                                  -------------------------
                                  SIGNATURE


                                  THOMAS F. GOLDRICK, JR., CHAIRMAN, PRES. & CEO
                                  ----------------------------------------------
                                  NAME / TITLE



                                Page 4 of 4 pages